Exhibit 99.1

A. H. Belo Corporation Receives Continued Listing Standard Notice from NYSE

DALLAS - A. H. Belo Corporation (NYSE: AHC) announced that today it was notified by the New York Stock Exchange (NYSE) that it is not in compliance with the exchange’s continued listing standard for total market capitalization and shareholders’ equity. NYSE continued listing standards require the Company to maintain an average market capitalization of more than $50 million over a 30 trading-day period if, at the same time, its stockholders’ equity is less than $50 million.

The Company is below the criteria for continued listing because as of October 28, 2020, its average market capitalization was less than $50 million over a consecutive 30 trading-day period and stockholders’ equity in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) was $49.8 million.

In accordance with NYSE procedures, the Company has 45 days to submit a plan to the NYSE demonstrating how it intends to comply with the NYSE’s continued listing standards within 18 months of receipt of the notice. The Company intends to bring the Company in compliance with the listing standards within the required timeframe.

A. H. Belo Corporation Receives Continued Listing Standard Notice from NYSE

October 30, 2020

About A. H. Belo Corporation

A. H. Belo Corporation is the leading local news and information publishing company in Texas. The Company has a growing presence in emerging media and digital marketing, and maintains capabilities related to commercial printing, distribution and direct mail. A. H. Belo delivers news and information in innovative ways to a broad range of audiences with diverse interests and lifestyles. For additional information, visit www.ahbelo.com or email invest@ahbelo.com.

Statements in this communication concerning A. H. Belo Corporation’s business outlook or future economic performance, revenues, expenses, and other financial and non-financial items that are not historical facts, including statements of the Company’s expectations relating to its plans to regain NYSE compliance, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements. Such risks, trends and uncertainties are, in most instances, beyond the Company’s control, and include changes in advertising demand and other economic conditions; consumers’ tastes; newsprint prices; program costs; labor relations; cybersecurity incidents; technological obsolescence; and the current and future impacts of the COVID-19 public health crisis. Among other risks, there can be no guarantee that the board of directors will approve a quarterly dividend in future quarters; as well as other risks described in the Company’s Annual Report on Form 10-K and in the Company’s other public disclosures and filings with the Securities and Exchange Commission. Forward-looking statements, which are as of the date of this filing, are not updated to reflect events or circumstances after the date of the statement.